UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 1, 2014

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Boulevard

San Diego, California 92123

(Address of Principal Executive Offices) (Zip Code)

(858) 836-5000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in status from Executive to Non-Executive Chairman

Effective as of January 1, 2014, the board of directors of ResMed Inc. approved the appointment of Dr. Peter Farrell, our current executive chairman of the board of directors, as non-executive chairman of the board, as previously announced in the current report on Form 8-K we filed with the commission on February 26, 2013. As part of the transition, Dr. Farrell will no longer be an executive officer of the company, although he will remain a non-officer employee.

The board approved the following compensation arrangements in connection with Dr. Farrell’s continuing service as non-executive chairman of the board.

•	He will receive the same compensation that our other non-executive directors receive under our non-executive director compensation program for fiscal year 2014:

•	Beginning January 1, 2014, an annual retainer of $65,000, prorated in fiscal year 2014 for his partial year of service;
•	An annual equity grant with a grant date fair value of $250,000. We made this grant on November 13, 2013, the date of our annual stockholders meeting, as previously reported in a statement of changes in beneficial ownership on Form 4 filed with the commission on November 15, 2013.

•	Beginning January 1, 2014, the following additional compensation will apply as a continuing non-officer employee.

•	He will receive an annual salary of $300,000.
•	He will not be eligible for a bonus for the period beginning January 1, 2014, but will remain eligible for a bonus for his prior service as executive chairman from July 1 – December 31, 2013, based on company performance during that time period against his previous bonus metrics: based 50% on global net sales; and 50% on global net profit after tax as a percentage of revenue.
•	He will continue to remain eligible for benefits and other perquisites similar to those he received during fiscal year 2013.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

RESMED INC.

Date: January 7, 2014	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Chief administrative officer, global general counsel and secretary